SECURITIES AND EXCHANGE COMMISSION

                                 Washington, D.C. 20549

                                        FORM 8-K


                                     CURRENT REPORT


                         Pursuant to Section 13 or 15(d) of the
                            Securities Exchange Act of 1934



           Date of Report (Date of earliest event reported): January 5, 1994



                              CENTRAL MAINE POWER COMPANY
                 (Exact name of registrant as specified in its charter)




                   Maine             1-5139         01-0042740
          (State of Incorporation)   (Commission    (IRS Employer
                                     File Number)   Identification Number)




                           Edison Drive, Augusta, Maine 04336
                  (Address of principal executive offices) (zip code)



          Registrant's telephone number, including area code:  (207) 623-3521
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           Item 1 through Item 4.  Not applicable.


           Item 5.  Other Events.

           On January 5, 1994, Standard & Poor's Corp. ("S&P") removed the Company's ratings from "CreditWatch" and lowered them as follows: senior secured debt to "BB+" from "BBB-"; senior unsecured debt to "BB-" from "BB+"; preferred stock to "B+" from "BB"; and commercial paper to "B" from "A-3". In addition, S&P assigned its preliminary "BB+" senior secured debt rating to the Company's $150 million General and Refunding Mortgage Bonds recently registered with the Securities and Exchange Commission as a "shelf" registration pursuant to Rule 415 under the Securities Act of 1933.

           S&P explained that the "downgrade reflects expectations of continued poor financial performance that will not allow the financial profile, adjusted for purchased power, to remain acceptable for the current ratings for a utility with a below-average business position. Despite aggressive and anticipated cost reductions on both capital and operating expenses, a lower dividend, and an approach to reduce high-cost nonutility power, financial pressures will persist over the intermediate term. Other management challenges include a depressed Maine economy, a large industrial customer base demanding lower rates, increasing competitive pressures, significant purchased-power obligations, excess high-cost capacity, and nuclear concentration risk."

           S&P further stated that the Company's "ability to materially reduce the annual $350 million cost associated with nonutility power will be difficult. Despite the cost reductions, the utility will unlikely earn its authorized return for the next several years. Furthermore, a weak economy will pressure sales, and inability to secure reasonable future rate relief will dampen financial improvement."


           Item 6 through Item 8.  Not applicable.


                                      SIGNATURE

                 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                         CENTRAL MAINE POWER COMPANY



                                         By
                                                 David E. Marsh
                                         Senior Vice President, Finance,
                                          and Chief Financial Officer
           Dated:  January 7, 1994
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